EXHIBIT 23

                  CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS


Kids Stuff, Inc.
Canton, OH 44718


         As independent certified public accountants for Kids Stuff, Inc., we hereby consent to the use in this Amendment No. 2 to Form SB-2 Registration Statement for Kids Stuff, Inc. of our report included herein, which has a date of February 10, 1998, relating to the balance sheets of Kids Stuff, Inc. as of December 31, 1997 and 1996, and the related statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 1997 and to the reference to our firm under the caption "Experts" in the Prospectus.



                                                            Hausser + Taylor LLP


Canton, Ohio
December 2, 1998